Exhibit 99.1

The CMR Fund II Newsletter

February and March 2008

California Mortgage and Realty, Inc.

62 First Street, Fourth Floor
Commercial Real Estate Financing Since 1958	San Francisco, California 94105
Manager of the CMR Mortgage Funds	Telephone (415) 974-1100 Fax 974-1143

Dear Investors:

Several events, including the final preparation of the 2007 financial statements, our assessments of the performance of our loan portfolios given current economic conditions, and your editor’s absence, slowed this issue and made a double issue appropriate.

The 2007 K-1s… should be prepared and reviewed by March 24th. Expect your K-1 by March 31st. We regret the inconvenience and delay but the long process of implementing and upgrading accounting, systems, and reporting processes is nearly complete. Financial highlights for 2007 will accompany the next newsletter.

In the Pair of Months Just Passed…

In a very slow January, CMR Mortgage Fund II (aka Fund II, and hereinafter “the Fund”) received no payoffs (or new investments, of course, except for reinvested dividends), had cash to fund redemptions of $260,903, closed no loans, and conducted one foreclosure sale. Fund II had only $4,000 in this $1.2 million loan and now owns that percentage of 29.5 acres of Victorville, California, at what we believe is a positive equity position.

The return on average Members’ Capital for January 2008 was 7.00% (annualized), as you already know from last month’s account statements. CMR subordinated its asset management fees of $90,224 and provided other income support of $45,621. CMR has elected from time to time to subordinate its asset management fees and to take other such actions for the funds it manages, but does so at its sole direction and is under no obligation to do so.

February was slow as well. No payoffs, no new loans, and no foreclosure sales.

The return on average Members’ Capital for February 2008 was 5.00% (annualized), 6.00% year-to-date (YTD). CMR subordinated $65,480 of its asset management fees, $155,704 YTD.

As indicated in our January newsletter, starting in 2008 the Fund’s monthly distributions will equal our best estimate of the Fund’s actual net income for each month, instead of our previous practice of automatically paying a fixed “target” yield.  This will mean smaller monthly checks for a while (e.g., January and February checks reflected the actual yields noted above), but this is the necessary and proper thing to do to reflect the reality of the Fund’s results in these tumultuous times.

Royal Kunia Loan:

In March of 2007, CMR Mortgage Fund invested approximately $21 Million into a $76 Million loan secured by 161 acres of residential land with zoning approvals for approximately 1,400 homes. A large outside investment firm invested the remaining $55 Million into this loan in a senior participation position. With accrued interest and additional advances, the total balance due under this loan has increased and now approximates $42 Million, which — with the senior participation — totals approximately $97 Million. Of this $97 Million balance, approximately $18 Million sits as cash in lender controlled and secured accounts for predevelopment costs. Approximately $14.5 Million of the initial loan amount was sold to other CMR Funds and various other investors; Fund II owns $2.9 Million of the total loan value.

The property, known as Royal Kunia, is Phase II of a master-planned community located approximately 15 miles from Hawaii’s capital, Honolulu. Phase I of Royal Kunia consists of over 1,600 homes built and sold by Castle and Cooke Hawaii. The property includes a recreation center, parks and a golf country club with expansive views of Diamond Head and Pearl Harbor. When Phase II is complete, there will be a new school and expansion of the recreation center and park. The property which secures our loan is one of two properties which together have zoning approvals for approximately 2,000 homes. The land underlying the other 600 homes in Phase II is owned by a trust and these two properties are expected to be developed together. Our borrower is an experienced developer who built over 12,000 homes in Hawaii during a 40 year career. However, financial difficulties have left our borrower unable to meet debt service and other obligations related to this property. Rather than beginning default proceedings against our borrower, we negotiated a preliminary agreement in which the borrower will relinquish his interest in the property to our Funds. The property is located in a very supply-constrained market with no significant new inventory of homes expected prior to the development of these homes in this submarket, meaning that this project will have little to no selling competition for at least the first two years of its selling period. We believe this loan and our continued involvement with the property will generate cash sufficient to repay the original amount owed plus a return. However, for the foreseeable future the Fund’s interest in this loan will be a non-earning asset and, in addition, the Fund will have to pay debt service on its $2.9 Million portion of the senior debt.

Now Looking Ahead…

You know by now that we expect 2008 earnings to be well below prior years’ results. The condition of our economy — and particularly the real estate markets — have and continue to suffer their greatest challenges since the Depression. The lack of credit and liquidity has impacted our borrowers’ ability to make their loan payments, refinance, or sell their properties. As a result, the interest yield on our loan portfolio is declining as many loans go on non-accrual status. The Fund is incurring debt service on senior loans in order to protect the Fund’s position (such as Royal Kunia, discussed above); and the Fund’s expenses (e.g., taxes and insurance on foreclosed properties, accounting and legal fees, etc.) are increasing. Fund II’s share of the debt service on the Royal Kunia property is approximately $60,414 starting in the month of March, which will further reduce earnings (by a roughly estimated 0.5%), and the debt service will continue to offset a similar portion of the Fund’s income until that property can be refinanced or sold, which could take some time under the present circumstances.

No one is immune to the forces now ravaging the economy, the stock market and the financial services industry. And no one knows how long the turmoil in real estate (especially housing) and the capital markets will last.  We can only assure you that we continue to do our utmost to recover the Fund’s investments in its loan portfolio.

We enter the difficult period of this recession, between the time when interest-income recognition stops on certain larger loans, including Royal Kunia, and when the principal and interest is collected. We have always had loans in default or non-accrual status but always before had enough other earnings that you received our historic yields, sometimes with yield support from CMR. Assuming we collect all the principal and enough return, you will have a profit and future earnings.  Make no mistake: if expenses exceed income in any month it will translate into a reduction (i.e., loss) in your capital account, but it might later be recovered as a profit if the property eventually sells for a high enough price. We cannot say whether or when that will occur. The size and timing of the return will determine the final result.

Our President adds: In the long run, even with rising foreclosures, we believe real estate values will recover and returns generated. However, this period of difficulty will take some time to resolve itself.

Please don’t hesitate to contact us if you have any questions or concerns.* We deeply appreciate your trust and confidence in our mortgage investments. It is a pleasure and honor to serve you, and a great pleasure to hear from you.

Sincerely,

Craig Raymond

Senior Vice President

* I had hoped to return to the office and the telephone sooner rather than later, but my wife’s needs and my own health issues (which are not life threatening but keep me out of the office) take precedence. In the meantime, we are all very fortunate to have Chuck, Marc, Mary and our enhanced accounting staff so charmingly serving your needs.

This newsletter contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to the Manager. The outcome of the events described in these forward-looking statements is subject to risks and uncertainties. Actual results and the outcome or timing of certain events may differ significantly from those projected in these forward-looking statements due to the factors listed under “Risk Factors,” in Fund II’s Form 10 Registration Statement and from time to time in our other filings with SEC. For this purpose, statements concerning availability of mortgage credit, and economic conditions and their effect on Fund II, trends in real estate markets in which we do business, future loan payoffs, foreclosures and value recovered from property sales, estimates of future distributions and any statements using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential,” “are emerging,” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those projected or management’s current expectations. By making forward-looking statements, we have not assumed any obligation to, and you should not expect us to, update or revise those statements because of new information, future events or otherwise.